Exhibit 16.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No : M90367663E

Tel: (65) 6227 5428
10 Anson Road #20-16 International Plaza Singapore 079903
Website : www.allianceaudit.com

March 2, 2026

U.S. Securities and Exchange Commission Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549-2000

Dear Commissioners,

We have read the statements of the Report of Foreign Private Issuer on Form 6-K of Top Wealth Group Holding Limited (the “Registrant”) to be filed with the Securities and Exchange Commission on March 2, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements of the Registrant contained therein.

Very truly yours,

/s/ Audit Alliance LLP

Registered Office: 10 Anson Road #20-16 International Plaza Singapore 079903